Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and the related schedule of Noah Education Holdings Ltd. dated August 31, 2007, except for Note 25, as to which the date is October 5, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts), appearing in the prospectus of Noah Education Holdings Ltd. dated October 18, 2007.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong

January 14, 2008